Exhibit 99.2

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

Overview

Our Business

Hilton Worldwide Holdings Inc. (together with its subsidiaries, "Hilton," "we," "us," "our" or the "Company") is one of the largest and fastest growing hospitality companies in the world, with 4,922 properties comprising 804,097 rooms in 104 countries and territories as of December 31, 2016. Our premier brand portfolio includes: our luxury and lifestyle hotel brands, Waldorf Astoria Hotels & Resorts, Conrad Hotels & Resorts and Canopy by Hilton; our full service hotel brands, Hilton Hotels & Resorts, Curio - A Collection by Hilton, DoubleTree by Hilton, Tapestry Collection by Hilton and Embassy Suites by Hilton; our focused service hotel brands, Hilton Garden Inn, Hampton by Hilton, Tru by Hilton, Homewood Suites by Hilton and Home2 Suites by Hilton; and our timeshare brand, Hilton Grand Vacations. We had approximately 60 million members in our award-winning guest loyalty program, Hilton Honors, as of December 31, 2016.

Recent Events

On January 3, 2017, we completed the spin-offs of a portfolio of hotels and resorts, as well as our timeshare business, into two independent, publicly traded companies: Park Hotels & Resorts Inc. ("Park") and Hilton Grand Vacations Inc. ("HGV"), respectively (the "spin-offs"). The spin-offs were completed via a distribution to each of Hilton's stockholders of record, as of the close of business on December 15, 2016, of 100 percent of the outstanding common stock of each of Park and HGV. Each Hilton stockholder received one share of Park common stock for every five shares of Hilton common stock and one share of HGV common stock for every ten shares of Hilton common stock. Hilton did not retain any ownership interest in Park or HGV. Both Park and HGV have their common stock listed on the New York Stock Exchange under the symbols "PK" and "HGV," respectively. The following discussion and analysis presents the consolidated financial position and results of operations of Hilton as of and for the years ended December 31, 2016, 2015 and 2014 giving effect to the spin-offs, with the combined historical financial results of Park and HGV reflected as discontinued operations. Unless otherwise indicated, the information presented refers only to Hilton's continuing operations and does not include discussion of balances or activity of Park and HGV.

On January 3, 2017, we completed a 1-for-3 reverse stock split of Hilton's outstanding common stock. The authorized number of shares of common stock was reduced from 30,000,000,000 to 10,000,000,000, par value remained $0.01 per share and the authorized number of shares of preferred stock remained 3,000,000,000.

In January 2017, we launched our newest brand, Tapestry Collection by Hilton, which is a curated portfolio of original hotels in the upscale hotel segment that have recognizable features distinct to each hotel. Tapestry guests are looking for new experiences and choose to stay where they can expect to never see the same thing twice. The first property is expected to open in the second quarter of 2017.

Segments and Regions

Management analyzes our continuing operations and business by both operating segments and geographic regions. Our operations consist of two reportable segments following the spin-offs that are based on similar products or services: (i) management and franchise; and (ii) ownership. The management and franchise segment provides services, including hotel management and licensing of our brands. This segment generates its revenue from management and franchise fees charged to third-party hotel owners, as well as to our owned and leased hotels, and, effective upon completion of the spin-offs, from a license fee charged to HGV for the exclusive right to use certain Hilton marks and intellectual property in its timeshare business. As a manager of hotels, we typically are responsible for supervising or operating the property in exchange for management fees. As a franchisor, we charge franchise fees in exchange for the use of one of our brand names and related commercial services, such as our reservation system, marketing and information technology services. The ownership segment primarily derives earnings from providing hotel room rentals, food and beverage sales and other services at our owned and leased hotels.

Geographically, management conducts business through three distinct geographic regions: (i) the Americas; (ii) Europe, Middle East and Africa ("EMEA"); and (iii) Asia Pacific. The Americas region includes North America, South America and

Central America, including all Caribbean nations. Although the United States of America ("U.S.") is included in the Americas, it represents a significant portion of our system-wide hotel rooms, which was 75 percent as of December 31, 2016; therefore, the U.S. is often analyzed separately and apart from the Americas geographic region and, as such, it is presented separately within the analysis herein. The EMEA region includes Europe, which represents the western-most peninsula of Eurasia stretching from Ireland in the west to Russia in the east, and the Middle East and Africa ("MEA"), which represents the Middle East region and all African nations, including the Indian Ocean island nations. Europe and MEA are often analyzed separately and are presented separately within the analysis herein. The Asia Pacific region includes the eastern and southeastern nations of Asia, as well as India, Australia, New Zealand and the Pacific island nations.

System Growth and Pipeline

We continue to expand our global footprint and fee-based business. As we enter into new management and franchise contracts, we expand our business with minimal or no capital investment by us as the manager or franchisor, as the capital required to build and maintain hotels is typically provided by the third-party owner of the hotel that we contract with to provide management or franchise services. Prior to approving the addition of new hotels to our management and franchise development pipeline, we evaluate the economic viability of the hotel based on the geographic location, the credit quality of the third-party owner and other factors. By increasing the number of management and franchise agreements with third-party owners, we expect to increase overall return on invested capital.

As of December 31, 2016, we had a total of 1,968 hotels in our development pipeline, representing approximately 310,000 rooms under construction or approved for development throughout 96 countries and territories, including 32 countries and territories where we do not currently have any open hotels. Over 99 percent of the rooms in the pipeline were within our management and franchise segment. Of the rooms in the pipeline, over 159,000 rooms, or more than half of the pipeline, were located outside the U.S. As of December 31, 2016, over 157,000 rooms, representing approximately half of our development pipeline, were under construction. We do not consider any individual development project to be material to us.

Principal Components and Factors Affecting our Results of Operations

Revenues

Principal Components

We primarily derive our revenues from the following sources:

•
Franchise fees. Represents fees received in connection with the franchising of our brands. Under our franchise agreements, franchisees pay us franchise fees that consist of initial application and initiation fees for new hotels entering the system and monthly royalty fees, generally calculated as a percentage of room revenues. Royalty fees for our full service brands may also include a percentage of gross food and beverage revenues and other revenues, where applicable. In addition to the franchise application and royalty fees, hotel franchisees also generally pay: a monthly program fee based on a percentage of the total gross room revenue that covers the cost of advertising and marketing programs; internet, technology and reservation system expenses; and quality assurance program costs that are included in "other revenues from managed and franchised properties" in our consolidated statements of operations. We also earn fees when certain franchise agreements are terminated early or there is a change in ownership.

•
Base, other and incentive management fees. Represents revenues derived from management fees earned from hotels that we manage. Terms of our management agreements vary, but our fees generally consist of a base fee, which is typically a percentage of each hotel's gross revenue, and in some cases an incentive fee, which is based on gross operating profits, cash flow or a combination thereof. Outside of the U.S., our fees are often more dependent on hotel profitability measures, either through a single management fee structure where the entire fee is based on a profitability measure, or because our two-tier fee structure is more heavily weighted toward the incentive fee than the base fee. Additionally, we receive one-time upfront fees upon execution of certain management contracts. We also receive a monthly fee based on a percentage of the total gross room revenue that covers the costs of advertising and marketing programs; internet, technology and reservation systems expenses; and quality assurance program costs. In general, the hotel owner pays all operating and other expenses and reimburses costs we incur in operating the hotel.

•
Owned and leased hotels. Represents revenues derived from hotel operations, including room rentals, food and beverage sales and other ancillary goods and services. These revenues are primarily derived from two categories of customers: transient and group. Transient guests are individual travelers who are traveling for business or leisure. Group guests are traveling for group events that reserve rooms for meetings, conferences or social functions sponsored by associations, corporate, social, military, educational, religious or other organizations. Group business usually includes a block of room accommodations, as well as other ancillary services, such as meeting facilities and catering and banquet services. A majority of our food and beverage sales and other ancillary services are provided to customers who are also occupying rooms at our hotel properties. As a result, occupancy affects all components of our owned and leased hotel revenues.

•
Other revenues. Represents revenue generated by the incidental support of hotel operations for owned, leased, managed and franchised properties, including our supply management business, and other operating income.

•
Other revenues from managed and franchised properties. These revenues represent the payroll and related costs for properties that we manage where the property employees are legally our responsibility, as well as certain other operating costs of the managed and franchised properties' operations, marketing expenses and other expenses associated with our brands and shared services that are contractually either reimbursed to us by the property owners or paid from fees collected in advance from these properties when the costs are incurred. We have no legal responsibility for employees at franchised properties. The corresponding expenses are presented as other expenses from managed and franchised properties in our consolidated statements of operations, resulting in no effect on operating income (loss) or net income (loss).

Factors Affecting our Revenues

The following factors affect the revenues we derive from our operations:

•
Consumer demand and global economic conditions. Consumer demand for our products and services is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can lower the amount of management and franchise fee revenues we are able to generate from our managed and franchised properties and the revenues and profitability of our owned and leased operations. Further, competition for hotel guests and the supply of hotel services affect our ability to sustain or increase rates charged to customers at our hotels. Also, declines in hotel profitability during an economic downturn directly affect the incentive portion of our management fees, which is based on hotel profit measures. As a result, changes in consumer demand and general business cycles have historically subjected and could in the future subject our revenues to significant volatility.

•
Agreements with third-party owners and franchisees and relationships with developers. We depend on our long-term management and franchise agreements with third-party owners and franchisees for a significant portion of our management and franchise fee revenues. The success and sustainability of our management and franchise business depends on our ability to perform under our management and franchise agreements and maintain good relationships with third-party owners and franchisees. Our relationships with these third parties also generate new relationships with developers and opportunities for property development that can support our growth. Growth and maintenance of our hotel system and earning fees relating to hotels in the pipeline are dependent on the ability of developers and owners to access capital for the development, maintenance and renovation of properties. We believe that we have good relationships with our third-party owners, franchisees and developers and are committed to the continued growth and development of these relationships. These relationships exist with a diverse group of owners, franchisees and developers and are not significantly concentrated with any particular third party.

Expenses

Principal Components

We primarily incur the following expenses:

•
Owned and leased hotels. Reflects the operating expenses of our consolidated owned and leased hotels, including room expense, food and beverage costs, other support costs and property expenses. Room expense includes compensation costs for housekeeping, laundry and front desk staff and supply costs for guest room amenities and laundry. Food and beverage costs include costs for wait and kitchen staff and food and beverage products. Other support expenses consist of costs associated with property-level management, utilities, sales and marketing, operating hotel spas, telephones, parking and other guest recreation, entertainment and services. Property expenses include property taxes, repairs and maintenance, rent and insurance.

•
Depreciation and amortization. These are non-cash expenses that primarily consist of amortization of our management and franchise intangibles and capitalized software, as well as depreciation of fixed assets, such as buildings and furniture and equipment that are used in corporate operations or at our consolidated owned and leased hotels.

•
Impairment loss. We hold significant amounts of goodwill, amortizing and non-amortizing intangible assets and long-lived assets. We evaluate these assets for impairment as further discussed in "—Critical Accounting Policies and Estimates." These evaluations have resulted in impairment losses for certain of these assets based on the specific facts and circumstances surrounding the assets, market conditions and our estimates of fair value. Based on economic conditions or other factors at a property-specific or company-wide level, we may be required to take additional impairment losses to reflect further declines in our asset values.

•
General and administrative. Consists primarily of compensation expense for our corporate staff and personnel supporting our business segments (including divisional offices that support our management and franchise segment), professional fees (including consulting, audit and legal fees), travel and entertainment expenses, bad debt expenses for uncollected management, franchise and other fees, contractual performance obligations and office administrative and related expenses.

•	Other expenses. Consists of expenses incurred by our supply management business and other ancillary businesses.

•
Other expenses from managed and franchised properties. These expenses represent the payroll and related costs for properties that we manage where the property employees are legally our responsibility, as well as certain other operating costs of the managed and franchised properties' operations, marketing expenses and other expenses associated with our brands and shared services that are contractually either reimbursed to us by the property owners or paid from fees collected in advance from these properties when the costs are incurred. We have no legal responsibility for employees at franchised properties. The corresponding revenues are presented as other revenues from managed and franchised properties in our consolidated statements of operations, resulting in no effect on operating income (loss) or net income (loss).

Factors Affecting our Costs and Expenses

The following are principal factors that affect the costs and expenses we incur in the course of our operations:

•
Fixed expenses. Many of the expenses associated with owning and leasing hotels are relatively fixed. These expenses include personnel costs, rent, property taxes, insurance and utilities. If we are unable to decrease these costs significantly or rapidly when demand for our hotels and other properties decreases, the resulting decline in our revenues can have an adverse effect on our net cash flow, margins and profits. This effect can be especially pronounced during periods of economic contraction or slow economic growth. Economic downturns generally affect the results of our ownership segment more significantly than the results of our management and franchising segment due to the high fixed costs associated with operating an owned or leased hotel. The effectiveness of any cost-cutting efforts is limited by the amount of fixed costs inherent in our business. As a result, we may not be able to fully offset revenue reductions through cost cutting. Employees at some of our owned and leased hotels are parties to collective bargaining agreements that may also limit our ability to make timely staffing or labor changes in response to declining revenues. In addition, any efforts to reduce costs, or to defer or cancel capital improvements, could adversely affect the economic value of our hotels and brands. We have taken steps to reduce our fixed costs to levels we believe are appropriate to maximize profitability and respond to market conditions while continuing to optimize the overall customer experience or the value of our hotels or brands.

•
Changes in depreciation and amortization expense. We capitalize costs associated with certain software development projects and, as those projects are completed and placed into service, amortization expense will increase. Additionally, changes in depreciation expense may be driven by renovations of existing hotels, acquisition or development of new hotels, the disposition of existing hotels through sale or closure or changes in estimates of the useful lives of our assets. As we place new assets into service, we will be required to recognize additional depreciation expense on those assets.

Other Items

Effect of foreign currency exchange rate fluctuations

Significant portions of our operations are conducted in functional currencies other than our reporting currency, which is the U.S. dollar ("USD"), and we have assets and liabilities denominated in a variety of foreign currencies. As a result, we are required to translate those results, assets and liabilities from the functional currency into USD at market based exchange rates for each reporting period. When comparing our results of operations between periods, there may be material portions of the changes in our revenues or expenses that are derived from fluctuations in exchange rates experienced between those periods.

Seasonality

The lodging industry is seasonal in nature. However, the periods during which our hotels experience higher or lower levels of demand vary from property to property and depend upon location, type of property and competitive mix within the specific location. Based on historical results, we generally expect our revenue to be lower during the first calendar quarter of each year than during each of the three subsequent quarters.

Key Business and Financial Metrics Used by Management

Comparable Hotels

We define our comparable hotels as those that: (i) were active and operating in our system for at least one full calendar year as of the end of the current period, and open January 1st of the previous year; (ii) have not undergone a change in brand or ownership type during the current or comparable periods reported; and (iii) have not sustained substantial property damage, business interruption, undergone large-scale capital projects or for which comparable results are not available. Of the 4,875 hotels in our system as of December 31, 2016, 3,740 hotels have been classified as comparable hotels. Our 1,135 non-comparable hotels included 135 properties, or approximately three percent of the total hotels in our system, that were removed from the comparable group during the year because they sustained substantial property damage, business interruption, underwent large-scale capital projects or comparable results were not available. Of the 4,565 hotels in our system as of December 31, 2015, 3,624 hotels were classified as comparable hotels for the year ended December 31, 2015.

Occupancy

Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable Average Daily Rate levels as demand for hotel rooms increases or decreases.

Average Daily Rate ("ADR")

ADR represents hotel room revenue divided by total number of room nights sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess pricing levels that we are able to generate by type of customer, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Revenue per Available Room ("RevPAR")

We calculate RevPAR by dividing hotel room revenue by total number of room nights available to guests for a given period. We consider RevPAR to be a meaningful indicator of our performance as it provides a metric correlated to two primary and key drivers of operations at a hotel or group of hotels: occupancy and ADR. RevPAR is also a useful indicator in measuring performance over comparable periods for comparable hotels.

References to RevPAR, ADR and occupancy are presented on a comparable basis and references to RevPAR and ADR are presented on a currency neutral basis, unless otherwise noted. As such, comparisons of these hotel operating statistics for the years ended December 31, 2016 and 2015 use the exchange rates for the year ended December 31, 2016, and comparisons for the years ended December 31, 2015 and 2014 use the exchange rates for the year ended December 31, 2015.

EBITDA and Adjusted EBITDA

Earnings before interest expense, taxes and depreciation and amortization ("EBITDA") reflects income (loss) from continuing operations, net of taxes, excluding interest expense, a provision for income taxes and depreciation and amortization.

Adjusted EBITDA is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) furniture, fixtures and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) reorganization costs; (vi) share-based compensation expense; (vii) non-cash impairment losses; (viii) severance, relocation and other expenses; and (ix) other items.

We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) these measures are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within our industry. For instance, interest expense and income tax expense are dependent on company specifics, including, among other things, our capital structure and operating jurisdictions, respectively, and, therefore could vary significantly across companies. Depreciation and amortization are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are used. For Adjusted EBITDA, we also exclude items such as: (i) share-based compensation expense, as this could vary widely among companies due to the different plans in place and the usage of them; (ii) FF&E replacement reserve to be consistent with the treatment of FF&E for owned and leased hotels where it is capitalized and depreciated over the life of the FF&E; and (iii) other items that are not core to our operations and are not reflective of our performance.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. generally accepted accounting principles ("GAAP") and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Results of Operations
The hotel operating statistics by region for our system-wide comparable hotels for the year ended December 31, 2016 compared to the year ended December 31, 2015 were as follows:

	Year Ended	Variance
	December 31, 2016	2016 vs. 2015
U.S.
Occupancy	75.9%	(0.1)%	pts.
ADR	$143.75	2.0%
RevPAR	$109.14	1.8%

Americas (excluding U.S.)
Occupancy	72.3%	—%	pts.
ADR	$122.05	4.2%
RevPAR	$88.22	4.2%

Europe
Occupancy	73.9%	(0.7)%	pts.
ADR	$146.04	2.0%
RevPAR	$107.95	1.1%

MEA
Occupancy	63.1%	(3.3)%	pts.
ADR	$166.26	3.6%
RevPAR	$104.94	(1.5)%

Asia Pacific
Occupancy	71.5%	3.8%	pts.
ADR	$145.75	(2.1)%
RevPAR	$104.26	3.5%

System-wide
Occupancy	75.0%	—%	pts.
ADR	$143.63	1.9%
RevPAR	$107.65	1.8%

The U.S., Americas and Europe all experienced RevPAR growth as a result of ADR growth, with Americas (excluding U.S.) outpacing all other regions, driven by strength in Canada and Mexico. The Asia Pacific increase in RevPAR was driven by increased occupancy, particularly in China. MEA performance continued to be negatively affected by geopolitical and terrorism concerns, resulting in a decrease in occupancy.

The hotel operating statistics by region for our system-wide comparable hotels for the year ended December 31, 2015 compared to the year ended December 31, 2014 were as follows:

	Year Ended	Variance
	December 31, 2015	2015 vs. 2014
U.S.
Occupancy	76.2%	1.0%	pts.
ADR	$140.31	3.8%
RevPAR	$106.89	5.2%

Americas (excluding U.S.)
Occupancy	73.1%	1.2%	pts.
ADR	$126.14	4.8%
RevPAR	$92.18	6.7%

Europe
Occupancy	77.0%	1.7%	pts.
ADR	$154.81	3.7%
RevPAR	$119.24	6.1%

MEA
Occupancy	66.0%	2.3%	pts.
ADR	$153.91	(1.9)%
RevPAR	$101.53	1.7%

Asia Pacific
Occupancy	68.8%	5.0%	pts.
ADR	$140.82	1.3%
RevPAR	$96.85	9.3%

System-wide
Occupancy	75.4%	1.3%	pts.
ADR	$141.19	3.6%
RevPAR	$106.51	5.4%

All world regions experienced RevPAR growth in 2015 with nearly all growing in occupancy and ADR. Asia Pacific RevPAR growth led all regions at 9.3 percent, primarily through occupancy, which was a result of our portfolio ramping up in China. The MEA region continued to face geopolitical unrest and low oil prices, nonetheless RevPAR still increased as a result of improved year over year demand. U.S. RevPAR growth of 5.2 percent was primarily driven by ADR with demand outpacing supply growth, which was still below the long term industry average.

The table below provides a reconciliation of income (loss) from continuing operations, net of taxes, to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2016	2015	2014
	(in millions)
Income (loss) from continuing operations, net of taxes	$(8)	$881	$179
Interest expense	394	377	416
Income tax expense (benefit)	564	(348)	154
Depreciation and amortization	364	385	363
EBITDA	1,314	1,295	1,112
Gain on sales of assets, net	(8)	(163)	—
Loss (gain) on foreign currency transactions	16	41	(26)
FF&E replacement reserve	55	46	45
Share-based compensation expense	81	147	69
Impairment loss	15	9	—
Other adjustment items(1)	70	100	56
Adjusted EBITDA	$1,543	$1,475	$1,256
____________

(1)	Represents adjustments for severance and other items.

Revenues

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Franchise fees	$1,154	$1,087	$905	6.2	20.1

Base and other management fees	$242	$230	$227	5.2	1.3
Incentive management fees	142	138	133	2.9	3.8
Total management fees	$384	$368	$360	4.3	2.2

The increases in management and franchise fees for all periods were driven by the addition of new managed and franchised properties to our portfolio. Including new development and ownership type transfers, from January 1, 2015 to December 31, 2016, we added 600 managed and franchised properties on a net basis, and from January 1, 2014 to December 31, 2015, we added 501 managed and franchised properties on a net basis, providing an additional 89,410 rooms and 81,474 rooms, respectively, to our management and franchise segment. As new hotels stabilize in our system, we expect the fees received from such hotels to increase as they are part of our system for full periods.

Additionally, our management and franchise fees increased during the years ended December 31, 2016 and 2015 compared to the years ended December 31, 2015 and 2014, respectively, as a result of increases in RevPAR at our comparable managed and franchised hotels due to increases in ADR. During the years ended December 31, 2016 and 2015, RevPAR increased 1.7 percent and 6.3 percent, respectively, at our comparable managed hotels, and 2.1 percent and 5.2 percent, respectively, at our comparable franchised hotels. Franchise fees also increased, on a currency neutral basis, as a result of increases in licensing fees of $11 million and $45 million during the years ended December 31, 2016 and 2015, respectively.

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Owned and leased hotels	$1,452	$1,596	$1,776	(9.0)	(10.1)

Owned and leased hotel revenues decreased during the years ended December 31, 2016 and 2015 compared to the years ended December 31, 2015 and 2014, respectively, primarily as a result of the effect of foreign currency changes and property disposals. Foreign currency changes resulted in a $62 million and $187 million decrease in owned and leased hotel revenues during the years ended December 31, 2016 and 2015, respectively. On a currency neutral basis, revenues decreased $82 million during the year ended December 31, 2016 and increased $7 million during the year ended December 31, 2015. The currency neutral changes were partially attributable to net decreases in revenues of $85 million from properties disposed between January 1, 2015 and December 31, 2016 and $80 million from properties acquired and disposed between January 1, 2014 and

December 31, 2015, respectively. Excluding foreign currency changes and properties acquired and disposed, revenues increased at our comparable owned and leased hotels due to increases in RevPAR of 2.1 percent and 3.6 percent during the years ended December 31, 2016 and 2015, respectively. Additionally, there was an increase in revenues at our non-comparable hotels during the year-ended December 31, 2015, primarily as a result of the completion of large renovation projects at certain hotels, which had previously limited the availability of those properties to guests.

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Other revenues	$82	$71	$80	15.5	(11.3)

The increase in other revenues during the year ended December 31, 2016 was primarily the result of a $9 million recovery from the settlement of a claim by Hilton to a third party relating to our defined benefit plans. The decrease in other revenues during the year ended December 31, 2015 was primarily the result of the decrease in revenues earned by our purchasing operations.

Operating Expenses

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Owned and leased hotels	$1,295	$1,414	$1,586	(8.4)	(10.8)

Owned and leased hotel expenses decreased during the years ended December 31, 2016 and 2015 compared to the years ended December 31, 2015 and 2014, respectively, primarily as a result of the effect of foreign currency changes and property disposals. Foreign currency changes resulted in a $65 million and $169 million decrease in owned and leased hotel expenses during the years ended December 31, 2016 and 2015, respectively. On a currency neutral basis, owned and leased hotel expenses decreased $54 million and $3 million, respectively. These decreases included the decreases in expenses of $66 million from properties disposed between January 1, 2015 and December 31, 2016 and $60 million from properties acquired and disposed between January 1, 2014 and December 31, 2015. Additionally, during the year ended December 31, 2015, excluding foreign currency changes and properties acquired and disposed, operating expenses at our comparable owned and leased hotels increased due to increased occupancy, as well as an increase in operating expenses at our non-comparable owned and leased hotels as a result of the completion of large renovation projects at certain hotels in 2015, which had previously limited occupancy.

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Depreciation and amortization	$364	$385	$363	(5.5)	6.1
General and administrative	403	537	411	(25.0)	30.7
Other expenses	51	40	58	27.5	(31.0)

The decrease in depreciation and amortization expense during the year ended December 31, 2016 compared to the year ended December 31, 2015, and the increase in depreciation and amortization expense during the year ended December 31, 2015 compared to the year ended December 31, 2014, were primarily a result of $13 million in accelerated amortization that was recognized in 2015 on a management contract intangible asset for a property that was managed by us prior to our acquisition of it and its transfer of ownership to Park upon completion of the spin-offs.

The decrease in general and administrative expenses for the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily a result of a decrease of $73 million in severance costs related to the sale and continued management of the Waldorf Astoria New York (the "Waldorf Astoria New York sale"), as well as a decrease in share-based compensation expense due to $61 million of additional expense recognized during the year ended December 31, 2015, when certain remaining awards granted in connection with our initial public offering vested.

The increase in general and administrative expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily a result of the recognition of approximately $95 million in severance costs related to the Waldorf Astoria New York sale and the additional $61 million of share-based compensation expense recognized during 2015, as previously discussed. The increase was also a result of the reversal of accruals in 2014 related to the termination of a cash-based, long-term incentive plan that was replaced with our 2013 Omnibus Incentive Plan, resulting in an $18 million reduction in general and administrative expense during the year ended December 31, 2014.

The increase in other expenses for the year ended December 31, 2016 compared to the year ended December 31, 2015 related to the consolidation of a management company as a result of the adoption of Accounting Standards Update No. 2015-02. See Note 2: "Basis of Presentation and Summary of Significant Accounting Policies" and Note 5: "Consolidated Variable Interest Entities" in our audited consolidated financial statements included in this Current Report on Form 8-K for additional information. The decrease in other expenses for the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily related to the decrease in expenses incurred by our purchasing operations.

Gain on sales of assets, net

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Gain on sales of assets, net	$8	$163	$—	(95.1)	NM(1)
____________

(1)	Fluctuation in terms of percentage change is not meaningful.

During the year ended December 31, 2016, we recognized a gain on the sale of one of our hotels held by a consolidated variable interest entity ("VIE"). During the year ended December 31, 2015, we recognized a gain upon completion of the sale of the Hilton Sydney. See Note 5: "Consolidated Variable Interest Entities" and Note 4: "Disposals," respectively, in our audited consolidated financial statements included in this Current Report on Form 8-K for additional information.

Non-operating Income and Expenses

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Interest expense	$(394)	$(377)	$(416)	4.5	(9.4)
Gain (loss) on foreign currency transactions	(16)	(41)	26	(61.0)	NM(1)
Other non-operating income, net	14	51	20	(72.5)	NM(1)
Income tax benefit (expense)	(564)	348	(154)	NM(1)	NM(1)
____________

(1)	Fluctuation in terms of percentage change is not meaningful.
The increase in interest expense during the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily due to the issuance of new debt, partially offset by the reduction of principal on certain debt from prepayments and the amendment of our senior secured term loan facility entered into in 2013 (the "Term Loans"), which extended the maturity and reduced the interest rate. See Note 9: "Debt" in our audited consolidated financial statements included in this Current Report on Form 8-K for additional information. The decrease in interest expense during the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily as a result of a decrease in our indebtedness due to debt prepayments of $775 million on our Term Loans during the year, which resulted in lower debt principal balances on which interest expense was calculated.

The net loss on foreign currency transactions for the years ended December 31, 2016 and 2015 primarily related to changes in foreign currency rates on our short-term cross-currency intercompany loans, predominantly for loans denominated in the Australian dollar ("AUD"), the euro and the British pound ("GBP") during the year ended December 31, 2016, and loans denominated in AUD, the Brazilian real and GBP during the year ended December 31, 2015. The net gain on foreign currency transactions for the year ended December 31, 2014 was primarily a result of changes in foreign currency rates on our short-term cross-currency intercompany loans, predominantly those denominated in GBP and AUD.

Other non-operating income, net decreased during the year ended December 31, 2016 compared to the year ended December 31, 2015 and increased during the year ended December 31, 2015 compared to the year ended December 31, 2014 primarily as a result of a $24 million gain recognized in 2015 related to a capital lease liability reduction from one of our consolidated VIEs, as well as a pre-tax gain of $8 million recognized in 2015 on a sale of assets.

Income tax expense for the year ended December 31, 2016 increased compared to the year ended December 31, 2015 primarily as a result of two corporate structuring transactions that were effected during the three months ended December 31, 2016 and included: (i) the organization of Hilton's assets and subsidiaries in preparation for the spin-offs; and (ii) a restructuring of Hilton's international assets and subsidiaries (the "international restructuring"). The international restructuring involved a transfer of certain assets, including intellectual property used in the international business, from U.S. subsidiaries to foreign subsidiaries and became effective in December 2016. The transfer of the intellectual property resulted in the recognition of tax expense representing the estimated U.S. tax expected to be paid in future years on income generated from the intellectual property transferred to foreign jurisdictions. Further, our deferred effective tax rate is determined based upon the composition of applicable federal and state tax rates. Due to the changes in the footprint of the Company and the expected applicable tax rates at which our domestic deferred tax assets and liabilities will reverse in future periods as a result of the described structuring activities, our estimated deferred effective tax rate increased. In total, these structuring transactions resulted in additional income tax expense of $482 million during the year ended December 31, 2016. See Note 15: "Income Taxes" in our audited consolidated financial statements included in this Current Report on Form 8-K for additional information.

The decrease in income tax expense during the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to a $628 million deferred tax benefit resulting from transactions involving the conversion of certain U.S. subsidiaries from corporations to limited liability companies and the election to disregard certain foreign subsidiaries for U.S. federal income tax purposes. This benefit was offset by an increase in tax expense resulting from a $200 million increase in our income before income taxes. Further, income tax expense was affected by the reduction in goodwill in connection with the sale of the Hilton Sydney, as well as compensation costs incurred for certain awards granted in connection with our initial public offering for which no tax benefits were recognized.

Segment Results

We evaluate our business segment operating performance using operating income, as described in Note 20: "Business Segments" in our audited consolidated financial statements included in this Current Report on Form 8-K. Refer to those financial statements for a reconciliation of segment operating income to income from continuing operations before income taxes. The following table sets forth revenues and operating income by segment:

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Revenues:
Management and franchise(1)	$1,580	$1,496	$1,302	5.6	14.9
Ownership	1,452	1,596	1,776	(9.0)	(10.1)
Segment revenues	3,032	3,092	3,078	(1.9)	0.5
Other revenues	82	71	80	15.5	(11.3)
Other revenues from managed and franchised properties	4,310	4,011	3,567	7.5	12.4
Intersegment fees elimination(1)	(42)	(41)	(37)	2.4	10.8
Total revenues	$7,382	$7,133	$6,688	3.5	6.7

Operating Income(1):
Management and franchise	$1,580	$1,496	$1,302	5.6	14.9
Ownership	115	141	153	(18.4)	(7.8)
Segment operating income	$1,695	$1,637	$1,455	3.5	12.5
____________

(1)	Includes management, royalty and intellectual property fees charged to our ownership segment by our management and franchise segment, which were eliminated in our consolidated financial statements.

Management and franchise segment revenues and operating income increased for all periods primarily as a result of the net addition of hotels to our managed and franchised system, as well as increases in RevPAR at our comparable managed and franchised properties of 2.0 percent and 5.5 percent for the years ended December 31, 2016 and 2015 compared to the years ended December 31, 2015 and 2014, respectively. The increase in segment revenues and operating income was also due to an increase in licensing fees. Refer to "—Revenues" for further discussion on the increases in revenues from our managed and franchised properties.

Ownership segment revenues decreased for all periods primarily as a result of foreign currency changes and the disposal of hotels. Ownership operating income decreased $26 million and $12 million for the years ended December 31, 2016 and 2015 compared to the years ended December 31, 2015 and 2014, respectively, primarily as a result of the decrease in ownership segment revenues partially offset by decreases in owned and leased operating expenses of $119 million and $172 million, respectively. Refer to "—Revenues" and "—Operating Expenses" for further discussion of the changes in revenues and operating expenses at our owned and leased hotels.

Supplemental Financial Data for Unrestricted U.S. Real Estate Subsidiaries

We have historically included supplemental financial data to comply with certain financial information requirements regarding unrestricted subsidiaries as set forth in the indenture that governed our senior notes due 2021 and the indenture that governs our senior notes due 2024. After giving effect to the spin-offs, we did not have any unrestricted subsidiaries individually or in the aggregate that would constitute a "significant subsidiary" as defined by Regulation S-X and, therefore, we are not required to disclose this supplemental financial data in this report.

Liquidity and Capital Resources

Overview

As of December 31, 2016, we had total cash and cash equivalents from continuing operations of $1,183 million, including $121 million of restricted cash and cash equivalents. The majority of our restricted cash and cash equivalents balance related to cash collateral on our self-insurance programs.

Our known short-term liquidity requirements primarily consist of funds necessary to pay for operating expenses and other expenditures, including corporate expenses, payroll and related benefits, legal costs, operating costs associated with the management and franchising of hotels, interest and scheduled principal payments on our outstanding indebtedness, contract acquisition costs and capital expenditures for renovations and maintenance in the hotels within our ownership segment. Our long-term liquidity requirements primarily consist of funds necessary to pay for scheduled debt maturities, capital improvements in hotels within our ownership segment, purchase commitments, dividends as declared, share repurchases and corporate capital expenditures.

We finance our business activities primarily with existing cash and cash generated from our operations. We believe that this cash will be adequate to meet anticipated requirements for operating expenses and other expenditures, including corporate expenses, payroll and related benefits, legal costs and purchase commitments for the foreseeable future. The objectives of our cash management policy are to maintain the availability of liquidity and minimize operational costs. Further, we have an investment policy that is focused on the preservation of capital and maximizing the return on new and existing investments and returning available capital to stockholders.

We and our affiliates may from time to time purchase our outstanding debt through open market purchases, privately negotiated transactions or otherwise. Purchases or retirement of debt, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Sources and Uses of Our Cash and Cash Equivalents

The following table summarizes our net cash flows, which includes the cash flows from operating activities, investing activities and financing activities of Hilton, Park and HGV:

	Year Ended December 31,			Percent Change
	2016	2015	2014	2016 vs. 2015	2015 vs. 2014
	(in millions)
Net cash provided by operating activities	$1,365	$1,446	$1,307	(5.6)	10.6
Net cash provided by (used in) investing activities	(478)	414	(310)	NM(1)	NM(1)
Net cash used in financing activities	(44)	(1,753)	(1,075)	(97.5)	63.1
____________

(1)	Fluctuation in terms of percentage change is not meaningful.

As of December 31, 2016, 2015 and 2014 our working capital surplus (deficit), which is calculated as current assets less current liabilities, excluding assets and liabilities of discontinued operations, was $169 million, $(112) million and $(25) million, respectively, and our ratio of current assets to current liabilities, excluding assets and liabilities of discontinued operations, was 1.09, 0.93 and 0.98, respectively.

Operating Activities

Cash flows from operating activities were primarily generated from management and franchise fee revenue, operating income from our owned and leased hotels, including those owned and leased by Park upon completion of the spin-offs, and sales of timeshare units by HGV.

The $81 million decrease in net cash provided by operating activities during the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily as a result of an increase in net cash paid for taxes of $202 million, partially offset by improved operating results of our management and franchise segment and HGV's timeshare business.

The $139 million increase in net cash provided by operating activities during the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily as a result of improved operating results in both our management and franchise segment and ownership segment, including hotels owned and leased by Park upon completion of the spin-offs, and HGV's timeshare business. During the period there was also a decrease in cash paid for interest of $29 million, which was offset by an increase in net cash paid for income taxes of $46 million.

Investing Activities

For the year ended December 31, 2016, net cash used in investing activities was $478 million and consisted primarily of capital expenditures, including contract acquisition costs and capitalized software costs.

During the year ended December 31, 2015, we generated $414 million in cash from investing activities primarily as a result of net proceeds from the tax deferred exchange of the Waldorf Astoria New York, completed for the benefit of Park, and the sale of the Hilton Sydney of $456 million and $331 million, respectively. This amount was partially offset by $409 million in capital expenditures, including contract acquisition costs and capitalized software costs.

During the year ended December 31, 2014, net cash used in investing activities was $310 million, which consisted primarily of capital expenditures, including contract acquisition costs and capitalized software costs.

Our capital expenditures for property and equipment primarily consisted of expenditures related to our corporate facilities and the renovations of owned and leased hotels, including those owned by Park following completion of the spin-offs. Our capitalized software costs related to various systems initiatives for the benefit of our hotel owners and our overall corporate operations.

Financing Activities

The $1,709 million decrease in net cash used in financing activities during the year ended December 31, 2016 compared to the year ended December 31, 2015 was primarily attributable to an increase in proceeds from borrowings of $4,667 million, partially offset by an increase in repayments of debt of $2,735 million, which were completed in preparation of the spin-offs, and an increase in cash dividends of $139 million. The borrowings comprised $4,415 million of long-term debt, of which $2,915 million was for Park and $800 million was for HGV. We used proceeds from the borrowings and available cash to repay the outstanding balance of Park's commercial mortgage backed securities loan of $3,418 million, $550 million of Park's mortgage loans and $250 million on our Term Loans. The increase in cash dividends was due to the declaration of quarterly cash dividends beginning in the third quarter of 2015 and continuing quarterly for the full year of 2016.

The $678 million increase in net cash used in financing activities during the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily attributable to a decrease in proceeds from borrowings of $302 million, an increase of repayments of debt of $200 million and the payment of cash dividends totaling $138 million in 2015. During the year ended December 31, 2015, we repaid a $525 million mortgage loan of Park and made $775 million in prepayments on our Term Loans, while during the year ended December 31, 2014 we made prepayments of $1.0 billion on our Term Loans. Additionally, during the year ended December 31, 2014, HGV issued $350 million of notes backed by timeshare financing receivables, of which $300 million of the proceeds was used to reduce the outstanding balance of HGV's revolving credit facility.

Debt and Borrowing Capacity

As of December 31, 2016, our total indebtedness, excluding unamortized deferred financing costs and discount, was approximately $6.7 billion. For further information on our total indebtedness, debt repayments and guarantees refer to Note 9: "Debt" in our audited consolidated financial statements included in this Current Report on Form 8-K.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to reduce capital expenditures, issue additional equity securities or draw on our senior secured revolving credit facility. Our ability to make scheduled principal payments and to pay interest on our debt depends on our future operating performance, which is subject to general conditions in or affecting the hospitality industry that are beyond our control.

Our senior revolving credit facility provides for $1.0 billion in borrowings, including the ability to draw up to $150 million in the form of letters of credit. As of December 31, 2016, we had $45 million of letters of credit outstanding, leaving us with a borrowing capacity of $955 million. The maturities of the letters of credit were within one year as of December 31, 2016 and the majority of them are related to our guarantee on debt of a third party and our self-insurance programs.

Contractual Obligations

The following table summarizes our significant contractual obligations as of December 31, 2016:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in millions)
Long-term debt(1)	$8,017	$291	$584	$2,780	$4,362
Capital lease obligations	337	18	54	57	208
Operating leases	1,617	175	304	275	863
Purchase commitments	140	44	68	24	4
Total contractual obligations	$10,111	$528	$1,010	$3,136	$5,437
____________

(1)	Includes principal, as well as estimated interest payments. For our variable-rate debt we have assumed a constant 30-day LIBOR rate of 0.72 percent as of December 31, 2016.

The total amount of unrecognized tax benefits as of December 31, 2016 was $174 million. These amounts are excluded from the table above because they are uncertain and subject to the findings of the taxing authorities in the jurisdictions where we are subject to tax. It is possible that the amount of the liability for unrecognized tax benefits could change during the next year. Refer to Note 15: "Income Taxes" in our audited consolidated financial statements included in this Current Report on Form 8-K for further discussion of our liability for unrecognized tax benefits.

In addition to the purchase commitments in the table above, in the normal course of business we enter into purchase commitments for which we are reimbursed by the owners of our managed and franchised hotels. These obligations have minimal or no effect on our net income and cash flow.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements as of December 31, 2016 included letters of credit of $45 million, a guarantee of $5 million for debt and other obligations of a third party and performance guarantees with possible cash outlays totaling approximately $69 million, of which we have accrued $28 million as of December 31, 2016 for estimated probable exposure. See Note 21: "Commitments and Contingencies" in our audited consolidated financial statements in this Current Report on Form 8-K for further discussion.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. We believe that of our significant accounting policies, which are described in Note 2: "Basis of Presentation and Summary of Significant Accounting Policies" in our audited consolidated financial statements included in this Current Report on Form 8-K, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made were based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect our financial position, results of operations and related disclosures. On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material effect on our financial position or results of operations.

Management has discussed the development and selection of these critical accounting policies and estimates with the audit committee of the board of directors.

Goodwill

We evaluate goodwill for potential impairment by comparing the carrying value of our reporting units to their fair value. Our reporting units are the same as our operating segments as described in Note 20: "Business Segments" in our audited consolidated financial statements included in this Current Report on Form 8-K. We perform this evaluation annually or at an interim date if indicators of impairment exist. In any given year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we proceed to the quantitative process, consistent with our early adoption of Accounting Standards Update No. 2017-04 in January 2017. In the first step, we compare the estimated fair value of the reporting unit to the carrying value. When determining estimated fair value, we utilize discounted future cash flow models, as well as market conditions relative to the operations of our reporting units. Under the discounted cash flow approach, we utilize various assumptions that require judgment, including projections of revenues and expenses based on estimated long-term growth rates, and discount rates based on weighted average cost of capital. Our estimates of long-term growth and costs are based on historical data, as well as various internal projections and external sources. The weighted average cost of capital is estimated based on each reporting units’ cost of debt and equity and a selected capital structure. The selected capital structure for each reporting unit is based on consideration of capital structures of comparable publicly traded companies operating in the business of that reporting unit. If the carrying amount of a reporting unit exceeds its estimated fair value, we recognize an impairment loss within our consolidated statement of operations for the excess of the carrying amount of the reporting unit over the estimated fair value, limited to the total amount of goodwill allocated to that reporting unit.

We had $5,218 million of goodwill as of December 31, 2016. Changes in the estimates and assumptions used in our goodwill impairment testing could result in future impairment losses, which could be material. Additionally, when a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business or businesses disposed and the portion of the reporting unit that will be retained. When determining fair value of the businesses disposed of and the reporting unit to be retained, we use estimates and assumptions similar to those used in our impairment analysis.

Brands

We evaluate our brands intangible asset for impairment on an annual basis or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value of the brand is below the carrying value. When determining fair value, we utilize discounted future cash flow models. Under the discounted cash flow approach, we utilize various assumptions that require judgment, including projections of revenues and expenses based on estimated long-term growth rates and discount rates based on weighted average cost of capital. Our estimates of long-term growth and costs are based on historical data, as well as various internal estimates. If a brand’s estimated current fair value is less than its respective carrying value, the excess of the carrying value over the estimated fair value is recorded in our consolidated statements of operations within impairment loss.

We had $4,848 million of brands intangible asset as of December 31, 2016. Changes in the estimates and assumptions used in our brands impairment testing, most notably revenue growth rates and discount rates, could result in future impairment losses, which could be material.

Intangible Assets with Finite Lives and Property and Equipment

We evaluate the carrying value of our intangible assets with finite lives and property and equipment for potential impairment by comparing the expected undiscounted future cash flows to the net book value of the assets if we determine there are indicators of impairment. If it is determined that the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is recorded in our consolidated statements of operations as impairment loss.

As part of the process described above, we exercise judgment to:

•
determine if there are indicators of impairment present. Factors we consider when making this determination include assessing the overall effect of trends in the hospitality industry and the general economy, historical experience, capital costs and other asset-specific information;

•
determine the projected undiscounted future cash flows when indicators of impairment are present. Judgment is required when developing projections of future revenues and expenses based on estimated growth rates over the expected useful life of the asset group. These estimated growth rates are based on historical operating results, as well as various internal projections and external sources; and

•
determine the asset fair value when required. In determining the fair value, we often use internally-developed discounted cash flow models. Assumptions used in the discounted cash flow models include estimating cash flows, which may require us to adjust for specific market conditions, as well as capitalization rates, which are based on location, property or asset type, market specific dynamics and overall economic performance. The discount rate takes into account our weighted average cost of capital according to our capital structure and other market specific considerations.

We had $1,410 million of intangible assets with finite lives and $341 million of property and equipment, net as of December 31, 2016. Changes in estimates and assumptions used in our impairment testing of intangible assets with finite lives and property and equipment could result in future impairment losses, which could be material.

Hilton Honors

Hilton Honors defers revenue received from participating hotels and program partners in an amount equal to the estimated cost per point of the future redemption obligation. We engage outside actuaries to assist in determining the fair value of the future award redemption obligation using statistical formulas that project future point redemptions based on factors that require judgment, including an estimate of "breakage" (points that will never be redeemed), an estimate of the points that will eventually be redeemed and the cost of the points to be redeemed. The cost of the points to be redeemed includes further estimates of available room nights, occupancy rates, room rates and any devaluation or appreciation of points based on changes in reward prices or changes in points earned per stay.

We had $1,432 million of guest loyalty liability as of December 31, 2016, including $543 million reflected as a current liability in accounts payable, accrued expenses and other. Changes in the estimates used in developing our breakage rate or other expected future program operations could result in a material change to our guest loyalty liability.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using currently enacted tax rates. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions may increase or decrease our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially affect our consolidated financial statements.

We use a prescribed more-likely-than-not recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return if there is uncertainty in income taxes recognized in the financial statements. Assumptions and estimates are used to determine the amount of tax benefit to be recognized. Changes to these assumptions and estimates can lead to an additional income tax benefit (expense), which can materially change our consolidated financial statements.

Legal Contingencies

We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. An estimated loss from a loss contingency should be accrued by a charge to income if it is probable and the amount of the loss can be reasonably estimated. Significant judgment is required when we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially affect our consolidated financial statements.

Consolidations

We use judgment when evaluating whether we have a controlling financial interest in an entity, including the assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests in an entity that are not controllable through voting interests. If the entity is considered to be a VIE, we use judgment determining whether we are the primary beneficiary, and then consolidate those VIEs for which we have determined we are the primary beneficiary. If the entity in which we hold an interest does not meet the definition of a VIE, we evaluate whether we have a controlling financial interest through our voting interest in the entity. Changes to judgments used in evaluating our partnerships and other investments could materially affect our consolidated financial statements.

Share-Based Compensation

The process of estimating the fair value of stock-based compensation awards and recognizing the associated expense over the requisite service period involves significant management estimates and assumptions. Refer to Note 17: "Share-Based Compensation" in our audited consolidated financial statements included in this Current Report on Form 8-K for additional discussion. Any changes to these estimates will affect the amount of compensation expense we recognize with respect to future grants.